Exhibit 10.5

LEASE AGREEMENT

Between

Washington Street Mill, LLC

&

TissueLink Medical, Inc.

Lease Agreement made this 15th day of October 2005, by and between the Washington Street Mill, LLC a New Hampshire limited liability company, having a principal mailing address of 8 Newmarket Road, Durham, New Hampshire 03824 (hereinafter referred to as “Lessor”), and TissueLink Medical, Inc., having a principal mailing address of 1 Washington Street, Suite 400, Dover, New Hampshire, 03820, (herein after referred to as “Lessee”).

WITNESSETH

The Lessor, for and in consideration of the terms, conditions, and provisions hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, does hereby agree to lease to the Lessee, its successors, heirs, and assigns, and Lessee agrees to accept the following demised premises: certain mill space consisting of approximately 21,100 square feet of space on the 4th & 5th floors of the “Main Mill Building”, so-called, located at I Washington Street, Dover, New Hampshire (the “Premises).

1. TERM. This Lease Agreement shall be for a term of 2 years beginning November 1, 2005, and ending on October 31, 2007 (the “Term”). Upon commencement of the term of this lease, Lessee shall not interfere with or disturb the quiet enjoyment of other tenants in the building of which the Premises are a part.

2. OPTION TO RENEW. The Lessee shall have the option to renew this Lease Agreement for two (2) additional three-year terms (“Option Term I” & “Option Term II). Each option to renew may be exercised in writing by Lessee delivered to the Lessor at any time, but in no event shall said option to renew be exercised later than ninety (90) days prior to the end of the then current Term. Said Option may be exercised by the Lessee only in the event that all rents and/ or other payments due the Lessor as set forth by this Lease Agreement (including any applicable grace periods) have been paid in full and that all material provisions of this Lease Agreement have been fully observed. Notwithstanding the foregoing, in the event that Lessee has been in default hereunder three (3) or more times during the then existing term, Lessor shall have the right to reject Lessee’s option to renew, in its sole discretion, and Lessee shall thereafter vacate the Premises in accordance with the termination provisions of this Lease, as if no options to renew have been offered.

If the Lessee does not exercise its option to renew and has not vacated the Premises or any part thereof at the close of the Term or any Option Term, it shall be considered a holdover tenant. As such, the Lessee shall serve at the will of the Lessor, and the monthly rental rate shall increase by fifty percent (50%) over the then applicable rent. All other terms and conditions of the Lease Agreement shall remain in force and effect.

3. RENT. The Lessee shall pay to the Lessor, at above, or at such place as Lessor designates in writing, the following sums in equal monthly payments (the “Rent”). Rent shall be paid, in advance, on the first day of every month of the Term and any Option Term without any demand, set-off, diminution or deduction whatsoever. If the Rent or any other payment due the Lessor from the Lessee has not been received by the first day of the month, the Lessee shall he charged a late payment penalty equal to 10% of the late payment, and, further agrees to relinquish its rights to any parking spaces assigned under this Lease Agreement until such time as the then late payment is paid.

	Monthly Rent	Annual Rent
(a.) Term
11/1/05 to 10/31/06	$11,903.33	$142,839.96
11/1/06 to 10/31/07	$12,498.49	$149,981.88

(b.) Option Term I
11/1/07 to 10/31/08	$13,123.42	$157,481.04
11/1/08 to 10/31/09	$13,779.59	$165,355.08
11/1/09 to 10/31/10	$14,468.57	$173,622.84

(c.) Option Term II
11/1/10 to 10/31/11	$15,191.99	$182,303.88
11/1/11 to 10/31/12	$15,951.59	$191,419.08
11/1/12 to 10/31/13	$16,749.17	$200,990.04

4. IMPROVEMENTS & ALTERATIONS. The Lessor shall lease the Premises to the Lessee “as is”. Any and all improvements or alterations that may be required within the Premises shall be the sole responsibility of the Lessee. Any such improvements or alterations desired by the Lessee within or on the Premises shall be reviewed and approved by the Lessor, in writing, prior to commencement of any and all such work. All improvements shall meet all current rules, regulations and applicable Code requirements established by all local and State development and building authorities.

In the event that Lessor is required to pay for any Lessee improvements or alterations in order to protect the Premises, or the property or building of which the Premises are a part, all amounts so paid by Lessor shall be repaid to the Lessor as an additional rent installment for the month next following the date on which those amounts were paid by the Lessor.

5. UTILITIES. The Lessee shall be responsible to pay for the cost of gas for heating the Premises. The Lessee shall be responsible to pay for the cost of electrical usage within the Premises. The Lessor reserves the right to install a water meter to individually meter Lessee’s water usage. In such an event the Lessee will become responsible for the cost of water/sewer use within the Premises.

6. TAXES. The Lessor shall be responsible for all real estate taxes assessed to the Premises and to the property of which the Premises are a part, except that Lessee shall be responsible for payment of any taxes assessed against its personal property. If the taxing authorities include in the real estate taxes, machinery, equipment, fixtures, inventory or other personal property or assets of Lessee, then Lessee shall pay the entire amount of such taxes assessed against those items.

7. MAINTENANCE. By Lessor. The Lessor shall be responsible for and pay the cost of preventative and corrective maintenance for repair of the following: roof, exterior walls, exterior doors and windows. The Lessor shall be responsible for all snow and ice removal from parking spaces and walkways on the property of which the Premises are a part. The Lessor shall keep all interior common access ways free and clear of debris and in a clean condition. Exterior grounds shall also be adequately maintained, with landscaping kept trimmed and neat by the Lessor.

Lessee acknowledges and agrees that Lessor makes no warranties or representations whatsoever regarding the Premises or the property of which the Premises are a part, including without limitation those regarding zoning, building code, appropriateness of Premises for Lessee proposed use and the like. Specifically, Lessor does not warrant or represent that any systems or services supplied by Lessor to the Premises or to the property or building of which the Premises are a part or the Premises, will be fully and continuously operational or free from interruption. The Lessee acknowledges that said systems and services may be suspended due to unavoidable delays or causes beyond the reasonable control of the Lessor. The Lessor shall not be held responsible for any monetary damages incurred by the Lessee resulting from the interruption of said systems or services.

By Lessee. The Lessee shall be responsible for repairs to any building systems or services that were installed by the Lessee, or its contractors, or which are necessitated by Lessee’s use of the Premises. The Lessee shall be solely responsible for keeping the Premises clean at all times. The Lessee agrees to make a reasonable effort to contact the Lessor in the event that any building system which services the Premises appears to be malfunctioning or inoperable.

8. ACCESS. The Lessor reserves the right to enter the Premises at reasonable times and after reasonable prior notice to Lessee, to conduct inspections, maintenance, and repairs for which it is responsible at the Premises and the building of which the Premises are a part. A reasonable effort will be made by the Lessor to schedule any such work so as not to impede or disrupt the Lessee’s business activities.

In the event of an emergency, the Lessor reserves the right to enter the Premises without prior notification to Lessee in order to secure the integrity and safety of the building of which the Premises are a part. The Lessee agrees to provide the Lessor with a key to the Premises for use by the Lessor to gain such emergency access. If the Lessee has a security system monitoring the Premises, the Lessor shall be given an entry code so that emergency access can be obtained.

9. LIENS. The Lessee shall keep the Premises, the building and property of which the Premises are a part, and the Lessor free and clear of any and all liens of any nature or description arising from any work and/or services provided by the Lessee. In the case of any such lien, the Lessee shall remove the same within twenty (20) days. Failure to do so will constitute an event of default by the Lessee, allowing the Lessor to take any and all actions afforded the Lessor hereunder.

10. PROPERTY OF LESSEE. It is hereby covenanted and agreed between the parties hereto that unless otherwise stipulated by agreement in writing from time to time, all trade fixtures, machinery, and equipment installed on the Premises by the Lessee, shall be deemed to be the property of the Lessee. Upon termination of this Lease Agreement, such improvements or alterations as may have been made by the Lessee may be removed there from at Lessee’s own expense. Notwithstanding the foregoing, Lessor may, together with any and all other remedies available to it, exercise its right to attach the same if Lessee is in default hereunder and written notice thereof has been given by the Lessor to the Lessee as may be required herein. Any such alterations or improvements that are integral to the structural and/or infrastructural integrity of the Premises or the property or building of which the Premises are a part shall be deemed to be part of the Premises and the property of the Lessor. At the termination of this Lease Agreement all such improvements or alterations so characterized shall revert to the Lessor at no cost to or payment by the Lessor.

11. DESTRUCTION OF PREMISES. In the event that the Premises or any substantial part thereof shall at any time during the term of this Lease Agreement be destroyed or damaged by fire and/or water or other unavoidable casualties so as to be unfit for occupation or use by the Lessee for the Lessee’s business, then Rent as hereinbefore reserved, or a fair and just proportion thereof, according to the nature and extent of the damage sustained as determined by Lessor in its sole discretion, shall be suspended and cease to be payable until said Premises are rebuilt and put in proper condition by the Lessor for use and occupancy by the Lessee as intended hereunder; provided that unless the Lessor shall give to the Lessee written notice of its intention to rebuild/reconstitute the Premises within thirty (30) days after such destruction or damage, the Lessee shall have the option by written notice to the Lessor given within ten (10) days following the expiration of thirty (30) days from such destruction or damage to cancel and terminate this Lease Agreement. If the Lessor shall have given such written notice of its intention to reconstitute/rebuild, it shall proceed to rebuild as soon as reasonably possible. But the Lessee may terminate this Lease Agreement if the Premises are not tenant-able by the Lessee for the carrying on of its business within ninety (90) days after the receipt of such notice from the Lessor. In no event shall Lessor be required, by the terms hereof or otherwise, to reconstitute/rebuild the Premises or the property of which the Premises are a part. If Lessor determines that it is in its best interest to do so, Lessor’s only obligation shall be to return the Premises to the condition they were in prior to the destruction or damage.

12. HOLD HARMLESS. The Lessee covenants and agrees with the Lessor that the Lessee will indemnify and hold harmless the Lessor from and against any and all loss, cost, damage and expense pertaining to, connected with, or resulting from the use and occupancy of the Premises, or the property of which the Premises are a part, by the Lessee or arising out of any accident or other occurrence causing injury to any person or to property by reason of or in connection with the use and occupation of the Premises, or the property of which the Premises are a part, by the Lessee, or Lessee’s agents, employees, customers, clients or guests, or which may arise out of business in which the Lessee may engage at the Premises, or the property of which the Premises are a part. It is understood that the provisions of this section do not apply to any loss, cost damage or expense attributable to the negligent, intentional or tortuous acts or omissions of the Lessor, its agents, employees or assigns and the Lessor hereby agrees to indemnify and hold the Lessee harmless from same.

13. USE OF PREMISES. The Lessee covenants and agrees that the Lessee will use the Premises solely as office and warehouse etc, and for no other purpose, without obtaining Lessor’s prior written consent. Lessee will not carry on therein any offensive trade or business, not do any act, not transact any business by which the insurance on the Premises may be affected. With respect to acts or transactions as a result of which the insurance on the Premises may be affected, the Lessee shall consult in advance with the Lessor, who in turn shall consult with its insurers, for a determination of the facts and to resolve whether said acts or transactions shall be undertaken, and, if any additional insurance cost or coverage is required, it shall be at the expense of the Lessee. The Lessee shall be responsible for the increase in insurance that results from the Lessee’s use of the Premises. The Lessor shall bill the Lessee for the additional insurance cost and the Lessee shall pay the bill within seven (7) days of its receipt.

Lessee agrees to occupy and use the Premises in accordance with all rules, regulations, laws, ordinances, statutes, and requirements of all governmental and municipal authorities, the Fire Insurance Rating Organization, the Board of File Insurance Underwriters, and any similar bodies having jurisdiction thereof. The Lessee agrees to be responsible for and pay all damages, assessments, and or other charges to the City /Town of Dover, New Hampshire, for any misuse made or suffered on the Premises by the Lessee, its clients, customers, representatives, agents or employees.

14. PEACEFUL ENJOYMENT. The Lessor covenants and agree that the Lessee, upon paying the Rent stipulated herein and observing, keeping and performing the covenants and agreements herein contained, and required of Lessee’s to be observed, kept and performed, shall and may peaceably and quietly have, hold, occupy, possess and enjoy the Premises and all of the rights, privileges, easements and fixtures thereto belonging for and during the Term of this Lease Agreement.

15. SURRENDER OF PREMISES. The Lessee covenants and agrees with the Lessor that at the expiration or sooner termination of the Lease Agreement or renewal or extension thereof, that the Lessee will quietly and peaceably surrender up possession of the Premises to the Lessor in broom-clean and in as good a condition as the Premises were at the beginning of the Lease Agreement, ordinary wear and tear or damage by fire or other casualty excepted.

16. SUBORDINATION. This Lease Agreement shall be subject to any mortgage that now effects the Premises or that the Lessor or any owner of the Premises may hereafter at any time elect to place on the Premises, and to all advances already made or that may be hereafter made on account of any such mortgage, to the full extent of the principal sum secured thereby and interest thereon. Furthermore, the Lessee shall, upon request hereafter, execute any paper or papers that the Lessor’s counsel may reasonably deem necessary to accomplish such subordination of the Lessee’s interest in the Lease Agreement. The Lessor agrees to obtain a non-disturbance agreement with respect to any mortgage to which this Lease Agreement is subordinated.

17. DEFAULT. If the Lessee:

(a) Shall fail to pay to the Lessor any installment of Rent due, and such default shall continue for ten (10) days after receipt of written notice from the Lessor thereafter; or

(b) Shall fail to comply with any other covenant or obligation on its part to be performed hereunder and shall fail within thirty (30) days after receipt by the Lessee from the Lessor of written notice specifying the nature of such default, either to cure such default or in good faith and with reasonable diligence to commence curing such default; or

(c) Shall be adjudged to be bankrupt or shall make an assignment for the benefit of creditors, or if a receiver any of the property of the Lessee in or upon the Premises be appointed in any action (accept a stockholder dispute), suit or proceedings by or against the Lessee, voluntarily or involuntarily and if the said bankruptcy, assignment or receivership is not dismissed within thirty (30) days, or if the interest of the Lessee in the Premises shall be sold under execution or other legal process, voluntarily or involuntarily; or

(d) If Lessee, before the expiration of the Term and without the prior written consent of the Lessor, vacates the Premises or abandons the possession thereof, or uses the Premises for purposes other than the purposes for which the Premises are hereby leased;

(e) If an execution or other legal process is levied upon the goods, furniture, effects or other property of Lessee brought on the Premises, or upon the interest of Lessee in this Lease, and the levy is not satisfied or dismissed within twenty (20) days from the levy;

In the event of any default or breach by the Lessee as specified herein, the Lessor shall have the right, at the option of Lessor, to terminate this Lease on three (3) days prior notice to Lessee, and to thereupon re-enter and take possession of the Premises with or without legal process. In the event of any such default or breach, Lessor shall have the right, at its option, from time to time, without terminating this Lease, to re-enter and re-let the Premises, or any part thereof, with or without legal process, as the agent and for the account of Lessee upon such terms and conditions as Lessor may deem advisable or satisfactory, in which event the rents received on such re-letting and collection, including necessary repairs, renovations and alterations of the Premises, cleaning expenses, reasonable attorneys’ fees and any real estate commissions shall accrue as additional Rent due Lessor hereunder. If a sufficient sum shall not be thus realized or secured to pay such sums and other charges, Lessee shall pay Lessor any deficiency monthly even though Lessor may have received rental in excess of the Rent stipulated in this Lease in previous or subsequent months, and Lessor may bring an action therefore as such monthly deficiency shall arise. Nothing herein, however, shall be construed to require Lessor to pay Lessee any surplus of any sums received by Lessor on a re-letting of the Premises in excess of the Rent provided in this Lease. Lessor agrees to act in good faith in connection with mitigating any damages suffered by Lessor after a default or breach of this Lease by Lessee.

18. ASSIGNMENT. It is hereby covenanted and agreed between the parties, hereto, that the Lessee shall be permitted to assign or sublet this Lease Agreement provided that Lessee obtain Lessor’s prior written consent. The Lessor shall make its decision based on the financial strength of the proposed assignee or sub lessee and on the basis of the proposed use of the Premises. The Lessor agrees to respond to any request to assign or sublet within twenty (20) business days of its receipt of Lessee’s request.

19. INSURANCE. The Lessee shall procure and maintain in force at the Lessee’s expense during the Term of this Lease Agreement and any extension thereof, public liability insurance. Such insurance shall be adequate to protect against liability for damage claims through public use or arising out of accidents occurring in the Premises, in an amount not less than $1,000,000.00 combined single limits. The insurance policies shall provide coverage for contingent liability of the Lessor on any claims or losses. All insurance provided by the Lessee as required by this section shall be carried in favor of the Lessor (as “additional insured”) and the Lessee as their respective interest may appear. The Lessee is required to give ten (10) days prior notice to the Lessor of any cancellation or change affecting any interest of the Lessor. If the insurance policies are not kept in force during the Term of this Lease Agreement or any extension thereof, the Lessor may procure the necessary insurance and pay the premium thereof, and the premium shall be repaid to the Lessor as an additional Rent installment for the month following the date on which the premiums were paid by the Lessor.

The Lessor covenants that it shall carry at all times and at its expense fire/ hazard and public liability insurance on the building of which the Premises are a part, in an amount sufficient to cover repair costs based on the building’s then present assessment by the City/Town of Dover, New Hampshire. Both parties will cause all of their insurance policies related to the Premises to contain standard Waiver of Subrogation clauses waiving insurer’s rights of subrogation in the event of an insured loss under each such policy.

20. LEGAL NOTICE. Any notice required under the terms of this Lease Agreement shall be sent by certified mail or hand delivered to the signers of this Lease Agreement. The address of the Lessor is: 8 Newmarket Rd, #2, Durham, NH, the address of the Lessee is: 1 Washington Street, Suite 400, Dover, New Hampshire, 03820.

21. NOISE- SMOKE, ETC. The Lessee agrees that in conducting the Lessee’s business in or on the Premises by itself or by its employees, clients, customers, agents or representatives, due regard shall be given to limiting the noise and vibration generated by such business operation. The discharge of smoke, soot, fumes, vapors, waste material, or other irritants, contaminants, or pollutants into or upon the premises, land, the atmosphere, sewer connections or pipes, or any water course or adjacent body of water shall not be permitted. The Lessee represents that with respect to the operation of the Lessee’s business there shall be no discharge from the Lessee’s operation which would adversely affect the property of others, including, but not limited to property of the City/Town of Dover, New Hampshire, including, without limitation, its sewer system and water/sewer treatment facility. Furthermore, in the event that the Lessee’s operation in or on the Premises shall cause damage to such property of others, the Lessee agrees to save the Lessor harmless from any claims, liability, costs, attorney’s fees, or exposure arising out of or in connection with such damage.

22. ENVIRONMENTAL COMPLIANCE

(a) Lessee and its agents and employees shall use the Premises and conduct any operations thereon in compliance with all applicable federal, state, and local environmental statues, regulations, ordinances and any permits, approvals or judicial or administrative orders issued thereunder.

(b) Lessee covenants that:

(i) No hazardous substances shall be generated, treated, stored or disposed of, or otherwise deposited in or located on the Premises, including without limitation, the surface and subsurface waters of the Premises;

(ii) No activity shall be undertaken on the Premises which would cause:

(1) the Premises to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise cause the Leased Premises to be in violation of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq., or any similar law or local ordinance;

(2) a release or threatened release from any source on the Premises of Hazardous Substance within the meaning of, or otherwise cause the Premises to be in violation of, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), 42 U.S.C. Section 9601 et seq., or any similar law or local ordinance or any other environmental law; or

(3) the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any pollution emissions, which would require a permit under the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. Section 1251 et seq., or the Clean Air Act (“CAA”), 42 U.S.C. Section 7401 et seq., or any similar state law or local ordinance;

(c) There shall be no substance or conditions in or on the Premises which may support a claim or cause of action under RCRA, CERCLA, any other federal, state or local environmental statues, regulations, ordinances or other environmental regulatory requirements or under any common law claim relating to environmental matters, or could result in recovery by any governmental or private party or remedial or removal costs, natural resources damages, property damages, damages in personal injuries or other costs, expenses or damages, or could result in injunctive relief arising from any alleged injury or threat of injury to health, safety, or the environment; and

For purposes of this Lease, “Hazardous Substances” shall mean any and all hazardous or toxic substances, hazardous constituents, contaminants, wastes, pollutants or petroleum (including without limitation crude oil or any fraction thereof), including without limitation hazardous or toxic substances, pollutants and/or contaminants as such terms are defined in CERCLA or RCRA; asbestos or material containing asbestos; and PCB’s, PCB articles, PCB containers.

(d) Lessee agrees to indemnify, hold Lessor harmless and defend Lessor from any and all claims arising out of Lessee’s breach of the covenants stated in this Section 22.

23. SECURITY DEPOSIT. Lessor acknowledges prior receipt of the sum of One Thousand Five Hundred Dollars ($1,500) deposited with Lessor as security for the faithful performance and observance by Lessee of the terms, provisions and conditions of this Lease. No interest shall be payable on the security deposit unless and to the extent required by law. It is agreed that if Lessee defaults with respect to any of the terms, provisions, and conditions of this Lease, including, but not limited to, the payment of rent, Lessor may use, apply or retain all or part of the security deposit to the extent required for the payment of any rent and additional rent or any other sums as to which Lessee is in default or for any sum which Lessor may expend or may be required to expend by reason of Lessee’s default of any of the terms, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency in the re-letting the Premises, whether such damages or deficiencies accrued before or after summary proceedings or other re-entry by Lessor. If Lessee shall fully and faithfully comply with all the terms, provisions, covenants and conditions of this Lease, the security deposit shall be returned to Lessee without interest, after the expiration of the Lease and after delivery of entire possession of the Premises to Lessor.

Lessor may transfer the security deposit to any purchaser of Lessor’s interest in the Leased Premises, in which event Lessor shall be discharged from any further liability with respect to the security deposit and the Lessee will look solely to the purchaser of Lessor’s interest for any return of the security deposit.

24. MISCELLANEOUS PROVISIONS.

(a) Solid Waste: The Lessor shall require the Lessee to remove any solid waste/trash generated from the Lessee’s business operations. The Lessee may choose to participate in the building’s trash compactor program, the cost of which shall be $100 per month, said payment shall be made in addition to and together with the monthly Rent.

(b) Elevator Use: The Lessee shall be permitted to utilize the elevator located in Tower D as well as the Central Stair Tower. The Lessee agrees to remove its debris from the loading dock and keep the loading dock clear at all times.

25. INTEGRATION. This Lease Agreement sets forth the entire agreement between the parties, and no custom, act, forbearance, words or silence at any time by any party shall waive or release either party from any default in the performance or fulfillment of any obligation, liability or operate against either party as a supplement, alteration, amendment or change of any term or provision set forth herein, including this clause, unless set forth in a written instrument duly executed by both parties stating that it is intended to impose such an additional obligation or liability or to constitute such a waiver or release, or that it is intended to operate as such supplement, alteration, amendment or change.

26. INVALID PROVISIONS. If any term or provision of this Lease Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease Agreement, or the application of such term or provisions to person(s) or property and circumstances other than as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease Agreement shall be valid and enforced to the full extent permitted by law. The provisions of this Lease Agreement shall be binding upon and to the benefit of the successors, heirs and assigns of the Lessor and Lessee.

IN WITNESS WHEREOF, The Lessor and Lessee do hereby agree to the terms and conditions of and have executed this Lease Agreement on the day and year first written above.

LESSOR: Washington Street Mill, LLC

By:	/s/ Eric J. Chinburg /s/ Illegible	10/20/05
	Eric J. Chinburg, Member and Manager	Witness

LESSEE: TissueLink Medical, Inc.

By:	/s/ M. Jacqueline Eastwood	/s/ Bonnie Brault
	Jackie Eastwood	Witness

[T H E R E  W E R E  N O  A M E N D M E N T S  1  T H R O U G H  3  T O  T H I S  A G R E E M E N T]

4 T H  L E A S E  A M E N D M E N T

TISSUELINK MEDICAL, INC.

Whereas, TissueLink Medical, Inc., having a principal mailing address of 1 Washington Street, Suite 400, Dover, New Hampshire, 03820, (herein after referred to as “Lessee”) entered into a Lease Agreement dated October 15, 2005 with Washington Street Mill, LLC, for space on the fourth and fifth floors of the “Main Mill Building” of One Washington Center in Dover, New Hampshire, and

Whereas, TissueLink Medical Inc. and Washington Street Mill, LLC desire to amend said Lease Agreement,

NOW, THEREFORE, BE IT RESOLVED, dated January 17, 2007, that the parties heretofore mentioned hereby agree to amend said Lease Agreement as follows:

1. Delete the entire second paragraph on page one of the Lease Agreement and insert the following new language:

“That the Lessor, for and in consideration and upon the terms, conditions, and provisions hereinafter set forth, does hereby agree to lease to the Lessee, its successors, heirs, and assigns, the following described premises: 22,156 square feet of space in the Main Mill Building at One Washington Center, Dover, New Hampshire. The leased space is constituted as follows:

•	The original premises: 20,706 square feet on the fourth and fifth floors.

•	The additional premises (4th Lease Amendment): 1,450 square feet on the fifth floor adjacent to the original premises.

Section 1, entitled “TERM” shall be amended by adding thereto a second paragraph:

“The term for all additional leased premises shall run monthly with a 60 day termination notice.”

Section 2, entitled “RENT”, shall be amended by deleting the first paragraph and replacing it with the following language:

“The Lessee agrees to pay rent to the Lessor for all Leased Premises according to the following schedule:

Original Premises
11/1/06 to 10/31/07	$12,498.49 monthly

Additional Premises – Monthly
1/1/07	$874.83 monthly

Rent for the original & all additional leased premises shall increase by 5% during each year of any option term.

Section 5: entitled “UTILITIES”, shall be amended by deleting the first paragraph and replacing it with the following language:

“The Lessor agrees to pay for the cost of gas heat and electricity for the additional premises until term expiration and conditional that the space remains as is. At term expiration, if options are exercised, the Lessee shall take measures to separate the heating and electrical services in their own name. The Lessee shall be responsible to pay for the cost of gas for heating the original premises. The Lessee shall be responsible to pay for the cost of electrical usage within the original premises. The Lessor reserves the right to install a water meter to individually meter Lessee’s water usage. In such an event the Lessee will become responsible for the cost of water/sewer use within the premises.”

Except as specifically addressed by this Lease Amendment, all terms and conditions of the original Lease Agreement for the premises shall remain in full force and effect.

WASHINGTON STREET MILL, LLC.

/s/ Illegible	/s/ Bonnie Brault
Duly Authorized	witness

TISSUELINK MEDICAL, INC.

/s/ M. Jacqueline Eastwood	/s/ Bonnie Brault
Duly Authorized	witness

Washington Street Mill, LLC
One Washington Center
Dover, NH 03820	January 22, 2007

To Landlord & Building Management,

This letter is to confirm that TissueLink would like to exercise the additional three year option of our current lease as of October 31, 2007. We have signed and sent the 4th Amendment to include the 1,450 sq feet of space on the 5th floor, which is being rented on a monthly basis as our future plans are still undetermined for this space.

Thank you for your patience and understanding.

Sincerely,

/s/ M. Jacqueline Eastwood
M. Jacqueline Eastwood
President & CEO

5 t h  L E A S E  A M E N D M E N T

TISSUELINK MEDICAL, INC.

Whereas, TissueLink Medical, Inc., having a principal mailing address of 1 Washington Street, Suite 400, Dover, New Hampshire, 03820, (herein after referred to as “Lessee”) entered into a Lease Agreement dated October 15, 2005 with Washington Street Mill, LLC, for space on the fourth and fifth floors of the “Main Mill Building” of One Washington Center in Dover, New Hampshire, and

Whereas, TissueLink Medical Inc. and Washington Street Mill, LLC desire to amend said Lease Agreement by decreasing the square footage by 750 square feet (Office),

NOW, THEREFORE, BE IT RESOLVED, dated August 27, 2007, that the parties heretofore mentioned hereby agree to amend said Lease Agreement as follows:

1. Delete the entire second paragraph on page one of the Lease Agreement and insert the following new language:

“That the Lessor, for and in consideration and upon the terms, conditions, and provisions hereinafter set forth, does hereby agree to lease to the Lessee, its successors, heirs, and assigns, the following described premises: 21,406 square feet of space in the Main Mill Building at One Washington Center, Dover, New Hampshire. The leased space is constituted as follows:

•	The original premises: 20,706 square feet on the fourth and fifth floors.

•	The additional premises (5th Lease Amendment): 700 square feet on the fifth floor adjacent to the original premises.

Section 1, entitled “TERM” shall be amended by adding thereto a second paragraph:

“The term for all additional leased premises shall run monthly with a 60 day termination notice.”

Section 2, entitled “RENT”, shall be amended by deleting the first paragraph and replacing it with the following language:

“The Lessee agrees to pay rent to the Lessor for all Leased Premises according to the following schedule:

Original Premises
11/1/06 to 10/31/07	$12,498.49 monthly

Additional Premises — Monthly.
9/1/07	$422.33 monthly

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Rent for the original & all additional leased premises shall increase by 5% during each year of any option term.

Section 5: entitled “UTILITIES”, shall be amended by deleting the first paragraph and replacing it with the following language:

“The Lessor agrees to pay for the cost of gas heat and electricity for the additional premises until term expiration and conditional that the space remains as is. At term expiration, if options are exercised, the Lessee shall take measures to separate the heating and electrical services in their own name. The Lessee shall be responsible to pay for the cost of gas for heating the original premises. The Lessee shall be responsible to pay for the cost of electrical usage within the original premises. The Lessor reserves the right to install a water meter to individually meter Lessee’s water usage. In such an event the Lessee will become responsible for the cost of water/sewer use within the premises.”

Except as specifically addressed by this Lease Amendment, all terms and conditions of the original Lease Agreement for the premises shall remain in full force and effect.

WASHINGTON STREET MILL, LLC

/s/ Illegible	[None]
Duly Authorized	witness

TISSUELINK MEDICAL, INC.

/s/ Joseph Army	[None]
Duly Authorized	witness

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